Exhibit 99.1

REALOGY REPORTS FOURTH QUARTER AND FULL YEAR
2020 FINANCIAL RESULTS

MADISON, N.J. (February 23, 2021) - Realogy Holdings Corp. (NYSE: RLGY), the largest full-service residential real estate services company in the United States, today reported financial results for the fourth quarter and full year ended December 31, 2020.
“Realogy had an outstanding 2020, delivering $726 million in Operating EBITDA, $555 million in free cash flow, 13% homesale transaction volume growth, and substantial capital structure improvements,” said Ryan Schneider, Realogy’s chief executive officer and president. “In an extraordinary year, we were able to capitalize on the dynamic housing market, accelerate our strategic progress, and capture significant incremental transaction economics. With our strategic success and strong momentum, we believe Realogy is well-positioned to lead into the future. 2021 is off to a very strong start, and we are excited as we look ahead.”
“2020 was a year of tremendous operational and financial execution for Realogy,” said Charlotte Simonelli, Realogy's executive vice president, chief financial officer, and treasurer. “In the year we delivered top-line growth, cost efficiencies, impressive profitability, and greater simplification while continuing to invest in the business. We seized market opportunities to improve our capital structure, including significantly reducing net debt and net leverage, which further strengthened Realogy’s financial profile.”
Fourth Quarter 2020 Highlights
•Generated revenue of $1.9 billion, an increase of 36% or $497 million year-over-year.
•Reported Net income of $18 million and basic earnings per share of $0.16, an increase of $63 million vs. prior year or $0.55 per share.
•Generated Operating EBITDA of $206 million, an increase of $80 million year-over-year, driven by higher transaction volume, strong performance at our mortgage JV, and ongoing cost management (See Table 5a).
•Title and mortgage continued to contribute meaningfully to our business results, generating approximately $58 million in fourth quarter Operating EBITDA (See Table 5a).
•Combined closed transaction volume increased 45% year-over-year in the fourth quarter driving market share gains for the second consecutive quarter.
•Generated Free Cash Flow of $268 million vs. $77 million for the corresponding quarter last year (See Table 7).
Full Year 2020 Highlights
•Generated revenue of $6.2 billion, an increase of 6% or $351 million year-over-year.
•Reported Net loss of $360 million and net loss per share of $3.13 includes non-cash impairment charges of $682 million largely attributable to the COVID-19 crisis.
•Generated Operating EBITDA of $726 million, an increase of $136 million year-over-year, driven by higher transaction volume, strong performance at our mortgage JV, and strong cost management both temporary and permanent (See Table 5b).
•Title and mortgage continued to contribute meaningfully to our business results, generating approximately $226 million in Operating EBITDA (See Table 5b).
•Increased combined closed transaction volume 13% year-over-year with improvement across both Brokerage and Franchise businesses and held market share steady in 2020 vs. 2019.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020

•Generated Free Cash Flow of $555 million, up $329 million vs. last year (See Table 7).
•Strengthened the balance sheet reducing net debt by $493 million from December 31, 2019 with the Net Debt Leverage Ratio declining to 3.4x (See Table 8b) and senior secured leverage ratio of 1.70x (See Table 8a).
•Grew Brokerage agents 2% year-over-year and had continued improving retention.
Q4 and Full Year 2020 Financial Highlights
The following tables set forth Realogy’s financial highlights for the periods presented (in millions, except per share data) (unaudited):

	Three Months Ended December 31,
	2020	2019	Change	% Change
Revenue	$1,889	$1,392	$497	36%
Operating EBITDA [1]	206	126	80	63
Net income (loss) attributable to Realogy	18	(45)	63	140
Adjusted net income [2]	79	(18)	97	539
Earnings (loss) per share	0.16	(0.39)	0.55	141
Adjusted earnings (loss) per share [2]	0.68	(0.16)	0.84	525
Free Cash Flow [3]	268	77	191	248
Net cash provided by operating activities	$330	$141	$189	134%

Select Key Drivers
Realogy Franchise Group 4 5
Closed homesale sides	312,335	257,524		21%
Average homesale price	$389,555	$322,713		21%
Realogy Brokerage Group [5]
Closed homesale sides	97,930	77,560		26%
Average homesale price	$590,351	$523,024		13%
Realogy Title Group
Purchase title and closing units	42,586	34,345		24%
Refinance title and closing units	20,490	9,294		120%

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020

	Year Ended
	2020	2019	Change	% Change
Revenue	$6,221	$5,870	$351	6%
Operating EBITDA [1]	726	590	136	23
Net loss attributable to Realogy	(360)	(188)	(172)	(91)
Adjusted net income [2]	231	73	158	216
Loss per share	(3.13)	(1.65)	(1.48)	(90)
Adjusted earnings per share [2]	2.01	0.64	1.37	214
Free Cash Flow [3]	555	226	329	146
Net cash provided by operating activities	$748	$371	$377	102%

Select Key Drivers
Realogy Franchise Group 4 5
Closed homesale sides	1,090,345	1,061,500		3%
Average homesale price	$355,214	$314,769		13%
Realogy Brokerage Group [5]
Closed homesale sides	333,736	325,652		2%
Average homesale price	$553,081	$522,282		6%
Realogy Title Group
Purchase title and closing units	149,126	146,210		2%
Refinance title and closing units	65,324	26,589		146%
_______________
Footnotes:
* not meaningful
1 See Tables 5a and 5b. Operating EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes, and other items that are not core to the operating activities of the Company such as restructuring charges, former parent legacy items, gains or losses on the early extinguishment of debt, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets.
2 See Table 1a. Adjusted Net income (loss) is defined as net income (loss) before mark-to-market interest rate swap adjustments, former parent legacy items, restructuring charges, (gain) loss on the early extinguishment of debt, impairments and the tax effect of the foregoing adjustments. Adjusted earnings (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding.
3 See Table 7. Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, net interest expense, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations.
4 Includes all franchisees except for Realogy Brokerage Group.
5 The Company's combined homesale transaction volume growth (transaction sides multiplied by average sale price) increased 45% compared with the fourth quarter of 2019 and increased 13% compared with the year ended 2019.
The results of Cartus Relocation Services have been reclassified from discontinued operations to continuing operations within Realogy Franchise Group for all periods presented.
Balance Sheet and Capital Allocation
The Company ended the year with cash and cash equivalents of $520 million*. Total corporate debt, including the short-term portion, net of cash and cash equivalents (net corporate debt), totaled $2.8 billion at December 31, 2020. The Company's Net Debt Leverage Ratio was 3.4x at December 31, 2020 (see Table 8b).
In January and February 2021, the Company issued $900 million 5.75% Senior Notes due 2029. The Company used $250 million of the proceeds from these issuances to repay a portion of outstanding borrowings under the Term Loan A Facility and $655 million of the remaining proceeds to repay a portion of outstanding borrowings under the Term Loan B Facility. Furthermore, in January 2021, the Company entered into amendments to the Senior Secured Credit Agreement and Term Loan A Agreement, which, among other things, (i) provide for the extension of the

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020

maturity of a portion of the commitments under the Revolving Credit Facility and a portion of the outstanding loans under the Term Loan A facility from 2023 to 2025, subject to certain earlier springing maturity dates, (ii) lowered the required senior secured leverage ratio level under the Senior Secured Credit Agreement and Term Loan A Agreement, including a requirement that the senior secured leverage not exceed 5.25 to 1.00 for the trailing twelve-month period ended December 31, 2020, and (iii) provided for an amortization schedule applicable to the portion of the Term Loan A Facility that was extended pursuant to the amendments (with no amortization payments required on the portion of the Term Loan A Facility that was not extended).
A consolidated balance sheet is included as Table 2 of this press release.
______________
* excludes restricted cash

Investor Conference Call
Today, February 23, at 8:30 a.m. (ET), Realogy will hold a conference call via webcast to review its full year 2020 results and provide a business update. The webcast will be hosted by Ryan Schneider, chief executive officer and president, and Charlotte Simonelli, chief financial officer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at ir.realogy.com or by dialing (833) 646-0499 (toll free); international participants should dial (918) 922-3007. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available on the website.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is the leading and most integrated provider of U.S. residential real estate services, encompassing franchise, brokerage, relocation, and title and settlement businesses as well as a mortgage joint venture. Realogy's diverse brand portfolio includes some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby's International Realty®. Using innovative technology, data and marketing products, high-quality lead generation programs, and best-in-class learning and support services, Realogy fuels the productivity of independent sales agents, helping them build stronger businesses and best serve today’s consumers. Realogy's affiliated brokerages operate around the world with approximately 190,700 independent sales agents in the United States and nearly 130,000 independent sales agents in 115 other countries and territories. Recognized for ten consecutive years as one of the World’s Most Ethical Companies, Realogy has also been designated a Great Place to Work three years in a row and one of Forbes’ Best Employers for Diversity. Realogy is headquartered in Madison, New Jersey.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "potential" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
The following include some, but not all, of the factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements: adverse developments or the absence of sustained improvement in the U.S. residential real estate markets, either regionally or nationally, which could include, but are not limited to: meaningful decreases in the average broker commission rate, continued or accelerated declines in inventory, increases in mortgage rates, and other factors that impact homesale transaction volume, including a reduction in housing affordability, a decline or lack of improvement in the number of homesales, stagnant or declining home prices, and changes in consumer preferences, including weakening in the

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020

consumer trends that benefited us in the second half of 2020; adverse developments or the absence of sustained improvement in macroeconomic conditions (such as business, economic or political conditions) on a global, domestic or local basis, which could include, but are not limited to intensifying or continued economic contraction in the U.S. economy, including the impact of recessions, slow economic growth, or a deterioration in other economic factors (including potential consumer, business or governmental defaults or delinquencies due to the COVID-19 crisis or otherwise) and fiscal and monetary policies of the federal government and its agencies, particularly those that may result in unfavorable changes to the interest rate environment; adverse impacts from the COVID-19 crisis, including amplification of risks to our business and worsening economic consequences of the crisis or the reinstatement of significant limitations on normal business operations; our ability to execute our business strategy and achieve growth, including our efforts to: recruit and retain productive independent sales agents, attract and retain franchisees or renew existing franchise agreements without reducing contractual royalty rates or increasing the amount and prevalence of sales incentives, alleviate or control the erosion of our share of the commission income generated by homesale transactions or compete for real estate services business, develop or procure products, services and technology that supports our strategic initiatives, realize the expected benefits from our mortgage origination joint venture or from other existing or future strategic partnerships, achieve or maintain a beneficial cost structure or savings and other benefits from our cost-saving initiatives, generate a meaningful number of high-quality leads for independent sales agents and franchisees, complete or integrate acquisitions and joint ventures into our existing operations, or to complete or effectively manage divestitures or other corporate transactions; our geographic and high-end market concentration; the operating results of affiliated franchisees; continued consolidation among our top 250 franchisees; negligence or intentional actions of affiliated franchisees and their independent sales agents or independent sales agents engaged by our company owned brokerages; difficulties in the business or changes in the licensing strategy of the owners of the two brands we do not own; the loss of our largest real estate benefit program client or multiple significant relocation clients; continued reductions in corporate relocations or relocation benefits; the failure of third-party vendors or partners to perform as expected or our failure to adequately monitor such third-parties; interruptions in information technology used to operate our business and maintain our competitiveness; increases in mortgage rates, tightened mortgage underwriting standards or reductions in refinancing activity; actions taken by listing aggregators to monetize their concentration and market power; industry structure changes (as a result of new laws, regulations or administrative policies, the rules of multiple listing services, or otherwise) that disrupt the functioning of the residential real estate market; adverse effects on our operations or liquidity due to our indebtedness, including with respect to: interest obligations and the negative covenant restrictions contained in our debt agreements, our ability to fund our operations, invest in our business or pursue growth opportunities, react to changes in the economy or our industry, or incur additional borrowings under our existing facilities, an event of default under our debt agreements, or our ability to refinance or repay our indebtedness or incur additional indebtedness; our failure or alleged failure to comply with laws, regulations and regulatory interpretations and any changes or stricter interpretations of any of the foregoing (whether through private litigation or governmental action), including but not limited to: (1) state or federal employment laws or regulations that would require reclassification of independent contractor sales agents to employee status, (2) privacy or data security laws and regulations, (3) the Real Estate Settlement Procedures Act ("RESPA") or other federal or state consumer protection or similar laws, and (4) antitrust laws and regulations; significant claims relating to operations, and losses resulting from fraud, defalcation or misconduct; the weakening or unavailability of our intellectual property rights; cybersecurity incidents; impairment of our goodwill and other long-lived assets; failure of banks to honor our escrow and trust deposits; and severe weather events or natural disasters, including increasing severity or frequency of such events due to climate change or otherwise, or other catastrophic events, including public health crises, such as pandemics and epidemics. Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events except as required by law.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release. See Tables 1a,

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020

8a and 9 for definitions of these non-GAAP financial measures and Tables 1a, 5a, 5b, 6a, 6b, 7, 8a and 8b for reconciliations of the historical non-GAAP financial measures to their most comparable GAAP terms.

Investor Contacts:	Media Contacts:
Alicia Swift	Trey Sarten
(973) 407-4669	(973) 407-2162
alicia.swift@realogy.com	trey.sarten@realogy.com

Danielle Kloeblen	Gabriella Chiera
(973) 407-2148	(973) 407-5236
danielle.kloeblen@realogy.com	Gabriella.Chiera@realogy.com

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        7

Table 1

REALOGY HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues
Gross commission income	$1,442	$1,020	$4,669	$4,330
Service revenue	281	231	983	941
Franchise fees	130	96	419	386
Other	36	45	150	213
Net revenues	1,889	1,392	6,221	5,870
Expenses
Commission and other agent-related costs	1,107	751	3,527	3,156
Operating	405	373	1,473	1,531
Marketing	60	62	215	264
General and administrative	147	82	412	344
Former parent legacy cost, net	—	—	1	1
Restructuring costs, net	20	20	67	52
Impairments	72	28	682	271
Depreciation and amortization	52	46	186	195
Interest expense, net	38	40	246	250
Loss (gain) on the early extinguishment of debt	—	—	8	(5)
Other income, net	(5)	—	(5)	—
Total expenses	1,896	1,402	6,812	6,059
Loss before income taxes, equity in earnings and noncontrolling interests	(7)	(10)	(591)	(189)
Income tax expense (benefit)	6	37	(104)	14
Equity in earnings of unconsolidated entities	(33)	(3)	(131)	(18)
Net income (loss)	20	(44)	(356)	(185)
Less: Net income attributable to noncontrolling interests	(2)	(1)	(4)	(3)
Net income (loss) attributable to Realogy Holdings	$18	$(45)	$(360)	$(188)

Earnings (loss) per share attributable to Realogy Holdings shareholders:
Basic earnings (loss) per share	$0.16	$(0.39)	$(3.13)	$(1.65)
Diluted earnings (loss) per share	$0.15	$(0.39)	$(3.13)	$(1.65)
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	115.5	114.3	115.2	114.2
Diluted	118.2	114.3	115.2	114.2

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        8

Table 1a
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION
ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNINGS (LOSS) PER SHARE
(In millions, except per share data)
We present Adjusted net income (loss) and Adjusted earnings (loss) per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our operating results.
Adjusted net income (loss) is defined by us as net income (loss) before: (a) mark-to-market interest rate swap adjustments, whose fair value is subject to movements in LIBOR and the forward yield curve and therefore are subject to significant fluctuations; (b) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (c) restructuring charges as a result of initiatives currently in progress; (d) impairments; (e) the (gain) loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives and (f) the tax effect of the foregoing adjustments. The gross amounts for these items as well as the adjustment for income taxes are shown in the table below.
Adjusted earnings (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding.
Set forth in the table below is a reconciliation of Net income (loss) to Adjusted net income (loss) for the three-month periods and years ended December 31, 2020 and 2019:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Realogy Holdings	$18	$(45)	$(360)	$(188)
Addback:
Mark-to-market interest rate swap losses	(8)	(11)	51	39
Former parent legacy cost, net	—	—	1	1
Restructuring costs, net	20	20	67	52
Impairments (a) (b)	72	28	682	271
Loss (gain) on the early extinguishment of debt	—	—	8	(5)
Adjustments for tax effect (c)	(23)	(10)	(218)	(97)
Adjusted net income (loss) attributable to Realogy Holdings	$79	$(18)	$231	$73

Earnings (loss) per share attributable to Realogy Holdings:
Basic earnings (loss) per share:	$0.16	$(0.39)	$(3.13)	$(1.65)
Diluted earnings (loss) per share:	$0.15	$(0.39)	$(3.13)	$(1.65)

Adjusted earnings (loss) per share attributable to Realogy Holdings:
Adjusted basic earnings (loss) per share:	$0.68	$(0.16)	$2.01	$0.64
Adjusted diluted earnings (loss) per share:	$0.67	$(0.16)	$2.01	$0.64

Weighted average common and common equivalent shares outstanding:
Basic:	115.5	114.3	115.2	114.2
Diluted:	118.2	114.3	115.2	114.2
_______________
(a)Non-cash impairments for the three months ended December 31, 2020 primarily include a goodwill impairment charge of $22 million related to Cartus Relocation Services during the fourth quarter of 2020 and an impairment charge of $34 million related to Cartus Relocation Services' trademarks during the fourth quarter of 2020.
Non-cash impairments for the three months ended December 31, 2019 primarily include a $22 million reduction to record net assets held for sale at the lower of carrying value or fair value, less costs to sell, for Cartus Relocations Services which was presented as held for sale at December 31, 2019.
(b)Non-cash impairments for the year ended December 31, 2020 primarily include:
•a goodwill impairment charge of $413 million related to Realogy Brokerage Group during the first quarter of 2020;

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        9

•an impairment charge of $30 million related to Realogy Franchise Group's trademarks during the first quarter of 2020;
•$133 million of reserves recorded during the nine months ended September 30, 2020 (while Cartus Relocation Services was held for sale) to reduce the net assets to the estimated proceeds which were included in Impairments in connection with the reclassification of Cartus Relocation Services as continuing operations during the fourth quarter of 2020;
•a goodwill impairment charge of $22 million related to Cartus Relocation Services during the fourth quarter of 2020; and
•an impairment charge of $34 million related to Cartus Relocation Services' trademarks during the fourth quarter of 2020.
Non-cash impairments for the year ended December 31, 2019 primarily include:
•a goodwill impairment charge of $237 million related to Realogy Brokerage Group during the third quarter; and
•a $22 million reduction to record net assets held for sale at the lower of carrying value or fair value, less costs to sell, for Cartus Relocations Services which was presented as held for sale at December 31, 2019.
(c)Reflects tax effect of adjustments at the Company's blended state and federal statutory rate.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        10

Table 2
REALOGY HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$520	$263
Restricted cash	3	3
Trade receivables (net of allowance for doubtful accounts of $13 and $11)	128	125
Relocation receivables	139	203
Other current assets	154	158
Total current assets	944	752
Property and equipment, net	317	342
Operating lease assets, net	450	550
Goodwill	2,910	3,460
Trademarks	685	749
Franchise agreements, net	1,088	1,160
Other intangibles, net	188	225
Other non-current assets	352	305
Total assets	$6,934	$7,543
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$128	$137
Securitization obligations	106	206
Current portion of long-term debt	62	234
Current portion of operating lease liabilities	129	128
Accrued expenses and other current liabilities	600	405
Total current liabilities	1,025	1,110
Long-term debt	3,145	3,211
Long-term operating lease liabilities	430	496
Deferred income taxes	276	390
Other non-current liabilities	291	240
Total liabilities	5,167	5,447
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Realogy Holdings common stock: $0.01 par value; 400,000,000 shares authorized, 115,457,067 shares issued and outstanding at December 31, 2020 and 114,355,519 shares issued and outstanding at December 31, 2019	1	1
Additional paid-in capital	4,876	4,842
Accumulated deficit	(3,055)	(2,695)
Accumulated other comprehensive loss	(59)	(56)
Total stockholders' equity	1,763	2,092
Noncontrolling interests	4	4
Total equity	1,767	2,096
Total liabilities and equity	$6,934	$7,543

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        11

Table 3
REALOGY HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2020	2019
Operating Activities
Net loss	$(356)	$(185)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	186	195
Deferred income taxes	(114)	3
Impairments	682	271
Amortization of deferred financing costs and debt discount	11	10
Loss (gain) on the early extinguishment of debt	8	(5)
Equity in earnings of unconsolidated entities	(131)	(18)
Stock-based compensation	39	30
Mark-to-market adjustments on derivatives	51	39
Other adjustments to net loss	(5)	(4)
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	(4)	22
Relocation receivables	64	29
Other assets	29	4
Accounts payable, accrued expenses and other liabilities	220	(22)
Dividends received from unconsolidated entities	101	3
Other, net	(33)	(1)
Net cash provided by operating activities	748	371
Investing Activities
Property and equipment additions	(95)	(119)
Proceeds from the sale of assets	23	—
Investment in unconsolidated entities	(5)	(12)
Other, net	(13)	3
Net cash used in investing activities	(90)	(128)
Financing Activities
Net change in Revolving Credit Facility	(190)	(80)
Proceeds from issuance of Senior Secured Lien Notes	550	—
Proceeds from issuance of Senior Notes	—	550
Redemption and repurchase of Senior Notes	(550)	(533)
Amortization payments on term loan facilities	(43)	(30)
Net change in securitization obligations	(99)	(26)
Debt issuance costs	(15)	(9)
Cash paid for fees associated with early extinguishment of debt	(7)	(5)
Repurchase of common stock	—	(20)
Dividends paid on common stock	—	(31)
Taxes paid related to net share settlement for stock-based compensation	(5)	(6)
Payments of contingent consideration related to acquisitions	(2)	(3)
Other, net	(41)	(22)
Net cash used in financing activities	(402)	(215)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	1	—
Net increase in cash, cash equivalents and restricted cash	257	28
Cash, cash equivalents and restricted cash, beginning of period	266	238
Cash, cash equivalents and restricted cash, end of period	$523	$266

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest of $5 and $8 respectively)	$209	$210
Income tax refunds, net	—	(3)

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        12

Table 4a

REALOGY HOLDINGS CORP.
2020 KEY DRIVERS

	Quarter ended				Year Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Realogy Franchise Group (a)
Closed homesale sides	203,188	238,085	336,737	312,335	1,090,345
Average homesale price	$322,465	$321,308	$367,095	$389,555	$355,214
Average homesale broker commission rate	2.47%	2.49%	2.48%	2.46%	2.48%
Net royalty per side	$316	$324	$367	$383	$353
Realogy Brokerage Group
Closed homesale sides	62,541	71,375	101,890	97,930	333,736
Average homesale price	$533,813	$503,935	$563,513	$590,351	$553,081
Average homesale broker commission rate	2.41%	2.43%	2.44%	2.42%	2.43%
Gross commission income per side	$13,597	$12,863	$14,315	$14,725	$13,990
Realogy Title Group
Purchase title and closing units	28,724	32,028	45,788	42,586	149,126
Refinance title and closing units	8,899	17,548	18,387	20,490	65,324
Average fee per closing unit	$2,269	$2,062	$2,239	$2,272	$2,213
_______________
(a)Includes all franchisees except for Realogy Brokerage Group.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        13

Table 4b

REALOGY HOLDINGS CORP.
2019 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Realogy Franchise Group (a)
Closed homesale sides	202,662	301,377	299,937	257,524	1,061,500
Average homesale price	$298,361	$318,799	$314,984	$322,713	$314,769
Average homesale broker commission rate	2.48%	2.47%	2.47%	2.46%	2.47%
Net royalty per side	$303	$331	$329	$338	$327
Realogy Brokerage Group
Closed homesale sides	60,442	95,251	92,399	77,560	325,652
Average homesale price	$511,922	$540,725	$509,425	$523,024	$522,282
Average homesale broker commission rate	2.41%	2.41%	2.41%	2.39%	2.41%
Gross commission income per side	$13,212	$13,758	$13,000	$13,147	$13,296
Realogy Title Group
Purchase title and closing units	28,044	42,202	41,619	34,345	146,210
Refinance title and closing units	4,011	5,270	8,014	9,294	26,589
Average fee per closing unit	$2,267	$2,356	$2,288	$2,267	$2,297
_______________
(a)Includes all franchisees except for Realogy Brokerage Group.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        14

Table 5a
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - OPERATING EBITDA
THREE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(In millions)
Set forth in the tables below is a reconciliation of Net income (loss) attributable to Realogy Holdings to Operating EBITDA for the three-month periods ended December 31, 2020 and 2019:

	Three Months Ended December 31,
	2020	2019
Net income (loss) attributable to Realogy Holdings	$18	$(45)
Income tax expense	6	37
Income (loss) before income taxes	24	(8)
Add: Depreciation and amortization	52	46
Interest expense, net	38	40
Restructuring costs, net (a)	20	20
Impairments (b)	72	28
Operating EBITDA	$206	$126
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin by reportable segments:

	Revenues (c)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2020	2019			2020	2019			2020	2019
Realogy Franchise Group	$298	$269	$29	11%	$173	$147	$26	18%	58%	55%	3
Realogy Brokerage Group	1,461	1,040	421	40	23	(12)	35	292	2	(1)	3
Realogy Title Group	226	152	74	49	58	14	44	314	26	9	17
Corporate and Other	(96)	(69)	(27)	*	(48)	(23)	(25)	*
Total Company	$1,889	$1,392	$497	36%	$206	$126	$80	63%	11%	9%	2
The following table reflects Realogy Franchise and Brokerage Groups' results before the intercompany royalties and marketing fees, as well as on a combined basis to show the Operating EBITDA contribution of these business units to the overall Operating EBITDA of the Company:

	Revenues		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2020	2019			2020	2019			2020	2019
Realogy Franchise Group (d)	$202	$200	$2	1%	$77	$78	$(1)	(1)%	38%	39%	(1)
Realogy Brokerage Group (d)	1,461	1,040	421	40	119	57	62	109	8	5	3
Realogy Franchise and Brokerage Groups Combined	$1,663	$1,240	$423	34%	$196	$135	$61	45%	12%	11%	1
_______________

* not meaningful.
(a)Restructuring charges incurred for the three months ended December 31, 2020 include $5 million at Realogy Franchise Group, $5 million at Realogy Brokerage Group, $1 million at Realogy Title Group and $9 million at Corporate and Other. Restructuring charges incurred for the three months ended December 31, 2019 include $8 million at Realogy Franchise Group, $7 million at Realogy Brokerage Group, $1 million at Realogy Title Group and $4 million at Corporate and Other.
(b)Non-cash impairments for the three months ended December 31, 2020 include a goodwill impairment charge of $22 million related to Cartus Relocation Services, an impairment charge of $34 million related to Cartus Relocation Services' trademarks and $16 million of other impairment charges primarily related to lease asset impairments.
Non-cash impairments for the three months ended December 31, 2019 include a $22 million reduction to record net assets held for sale at the lower of carrying value or fair value, less costs to sell, for Cartus Relocations Services which was presented as held for sale at December 31, 2019 and $6 million of other impairment charges primarily related to lease asset impairments.
(c)Includes the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Realogy Brokerage Group of $96 million and $69 million during the three months ended December 31, 2020 and 2019, respectively.
(d)The segment numbers noted above do not reflect the impact of intercompany royalties and marketing fees paid by Realogy Brokerage Group to Realogy Franchise Group of $96 million and $69 million during the three months ended December 31, 2020 and 2019, respectively.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        15

Table 5b
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - OPERATING EBITDA
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(In millions)
Set forth in the tables below is a reconciliation of Net loss attributable to Realogy Holdings to Operating EBITDA for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Net loss attributable to Realogy Holdings	$(360)	$(188)
Income tax (benefit) expense	(104)	14
Loss before income taxes	(464)	(174)
Add: Depreciation and amortization	186	195
Interest expense, net	246	250
Restructuring costs, net (a)	67	52
Impairments (b)	682	271
Former parent legacy cost, net (c)	1	1
Loss (gain) on the early extinguishment of debt (c)	8	(5)
Operating EBITDA	$726	$590
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin by reportable segments:

	Revenues (d)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2020	2019			2020	2019			2020	2019
Realogy Franchise Group	$1,059	$1,158	$(99)	(9)%	$594	$616	$(22)	(4)%	56%	53%	3
Realogy Brokerage Group	4,742	4,409	333	8	48	4	44	1,100	1	—	1
Realogy Title Group	736	596	140	23	226	68	158	232	31	11	20
Corporate and Other	(316)	(293)	(23)	*	(142)	(98)	(44)	*
Total Company	$6,221	$5,870	$351	6%	$726	$590	$136	23%	12%	10%	2
The following table reflects Realogy Franchise and Brokerage Groups' results before the intercompany royalties and marketing fees, as well as on a combined basis to show the Operating EBITDA contribution of these business units to the overall Operating EBITDA of the Company:

	Revenues		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2020	2019			2020	2019			2020	2019
Realogy Franchise Group (e)	$743	$865	$(122)	(14)%	$278	$323	$(45)	(14)%	37%	37%	—
Realogy Brokerage Group (e)	4,742	4,409	333	8	364	297	67	23	8	7	1
Realogy Franchise and Brokerage Groups Combined	$5,485	$5,274	$211	4%	$642	$620	$22	4%	12%	12%	—
_______________

* not meaningful.
(a)Restructuring charges incurred for the year ended December 31, 2020 include $15 million at Realogy Franchise Group, $37 million at Realogy Brokerage Group, $4 million at Realogy Title Group and $11 million at Corporate and Other. Restructuring charges incurred for the year ended December 31, 2019 include $14 million at Realogy Franchise Group, $25 million at Realogy Brokerage Group, $3 million at Realogy Title Group and $10 million at Corporate and Other.
(b)Non-cash impairments for the year ended December 31, 2020 include:
•a goodwill impairment charge of $413 million related to Realogy Brokerage Group during the first quarter of 2020;
•an impairment charge of $30 million related to Realogy Franchise Group's trademarks during the first quarter of 2020;
•$133 million of reserves recorded during the nine months ended September 30, 2020 (while Cartus Relocation Services was held for sale) to reduce the net assets to the estimated proceeds which were included in Impairments in connection with the reclassification of Cartus Relocation Services as continuing operations during the fourth quarter of 2020;
•a goodwill impairment charge of $22 million related to Cartus Relocation Services during the fourth quarter of 2020;
•an impairment charge of $34 million related to Cartus Relocation Services' trademarks during the fourth quarter of 2020; and

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        16

•other asset impairments of $50 million primarily related to lease asset impairments.
Non-cash impairments for the year ended December 31, 2019 include a goodwill impairment charge of $237 million related to Realogy Brokerage Group, a $22 million reduction to record net assets held for sale at the lower of carrying value or fair value, less costs to sell, for Cartus Relocation Services which was presented as held for sale at December 31, 2019 and $12 million of other impairment charges primarily related to lease asset impairments.
(c)Former parent legacy items and Loss (gain) on the early extinguishment of debt are recorded in Corporate and Other. During the year ended December 31, 2019, the Company recorded a net gain on the early extinguishment of debt of $5 million which consisted of a $10 million gain as a result of the repurchase of Senior Notes completed in the third quarter of 2019, partially offset by a $5 million loss as a result of the refinancing transactions in the first quarter of 2019.
(d)Includes the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Realogy Brokerage Group of $316 million and $293 million during the year ended December 31, 2020 and 2019, respectively.
(e)The segment numbers noted above do not reflect the impact of intercompany royalties and marketing fees paid by Realogy Brokerage Group to Realogy Franchise Group of $316 million and $293 million during the years ended December 31, 2020 and 2019, respectively.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        17

Table 6a
REALOGY HOLDINGS CORP.
SELECTED 2020 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2020	2020	2020	2020	2020
Net revenues (a)
Realogy Franchise Group	$220	$227	$314	$298	$1059
Realogy Brokerage Group	869	933	1,479	1,461	4,742
Realogy Title Group	137	160	213	226	736
Corporate and Other	(58)	(65)	(97)	(96)	(316)
Total Company	$1,168	$1,255	$1,909	$1,889	$6,221

Operating EBITDA
Realogy Franchise Group	$96	$125	$200	$173	$594
Realogy Brokerage Group	(51)	15	61	23	48
Realogy Title Group	12	61	95	58	226
Corporate and Other	(25)	(26)	(43)	(48)	(142)
Total Company	$32	$175	$313	$206	$726

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$32	$175	$313	$206	$726

Less: Depreciation and amortization	45	46	43	52	186
Interest expense, net	101	59	48	38	246
Income tax (benefit) expense	(141)	(5)	36	6	(104)
Restructuring costs, net (b)	12	18	17	20	67
Impairments (c)	477	63	70	72	682
Former parent legacy cost, net (d)	—	—	1	—	1
Loss on the early extinguishment of debt (d)	—	8	—	—	8
Net (loss) income attributable to Realogy Holdings	$(462)	$(14)	$98	$18	$(360)
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Realogy Franchise Group include intercompany royalties and marketing fees paid by Realogy Brokerage Group of $58 million, $65 million, $97 million and $96 million for the three months ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, respectively. Such amounts are eliminated through Corporate and Other.
(b)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2020	2020	2020	2020	2020
Realogy Franchise Group	$2	$4	$4	$5	$15
Realogy Brokerage Group	9	12	11	5	37
Realogy Title Group	1	2	—	1	4
Corporate and Other	—	—	2	9	11
Total Company	$12	$18	$17	$20	$67
(c)Non-cash impairments include:
•a goodwill impairment charge of $413 million related to Realogy Brokerage Group and an impairment charge of $30 million related to Realogy Franchise Group's trademarks during the three months ended March 31, 2020;
•$30 million, $44 million and $59 million of reserves recorded during the three months ended March 31, 2020, June 30, 2020 and September 30, 2020, respectively, (while Cartus Relocation Services was held for sale) to reduce the net assets to the estimated proceeds which were included in Impairments in connection with the reclassification of Cartus Relocation Services as continuing operations during the fourth quarter of 2020;
•a goodwill impairment charge of $22 million related to Cartus Relocation Services and an impairment charge of $34 million related to Cartus Relocation Services' trademarks during the three months ended December 31, 2020; and
•$4 million, $19 million, $11 million and $16 million of other impairment charges primarily related to lease asset impairments incurred during the three months ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, respectively.
(d)Former parent legacy items and Loss on the early extinguishment of debt are recorded in Corporate and Other.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        18

Table 6b
REALOGY HOLDINGS CORP.
SELECTED 2019 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2019	2019	2019	2019	2019
Net revenues (a)
Realogy Franchise Group	$239	$331	$319	$269	$1,158
Realogy Brokerage Group	816	1,331	1,222	1,040	4,409
Realogy Title Group	114	160	170	152	596
Corporate and Other	(55)	(87)	(82)	(69)	(293)
Total Company	$1,114	$1,735	$1,629	$1,392	$5,870

Operating EBITDA
Realogy Franchise Group	$92	$190	$187	$147	$616
Realogy Brokerage Group	(62)	47	31	(12)	4
Realogy Title Group	(9)	32	31	14	68
Corporate and Other	(25)	(24)	(26)	(23)	(98)
Total Company	$(4)	$245	$223	$126	$590

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$(4)	$245	$223	$126	$590

Less: Depreciation and amortization	49	50	50	46	195
Interest expense, net	63	81	66	40	250
Income tax (benefit) expense	(35)	34	(22)	37	14
Restructuring costs, net (b)	12	9	11	20	52
Impairments (c)	1	2	240	28	271
Former parent legacy cost, net (d)	—	—	1	—	1
Loss (gain) on the early extinguishment of debt (d)	5	—	(10)	—	(5)
Net (loss) income attributable to Realogy Holdings	$(99)	$69	$(113)	$(45)	$(188)
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Realogy Franchise Group include intercompany royalties and marketing fees paid by Realogy Brokerage Group of $55 million, $87 million, $82 million and $69 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019, respectively. Such amounts are eliminated through Corporate and Other.
(b)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2019	2019	2019	2019	2019
Realogy Franchise Group	$3	$1	$2	$8	$14
Realogy Brokerage Group	4	6	8	7	25
Realogy Title Group	1	1	—	1	3
Corporate and Other	4	1	1	4	10
Total Company	$12	$9	$11	$20	$52
(c)Non-cash impairments for the three months ended September 30, 2019 and the year ended December 31, 2019 include a goodwill impairment charge of $237 million related to Realogy Brokerage Group. Non-cash impairments for the three months and year ended December 31, 2019 include a $22 million adjustment to record assets and liabilities held for sale at the lower of carrying value or fair value less any costs to sell related to Cartus Relocations Services which was presented as held for sale at December 31, 2019. In addition, the three months ended March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019 include other impairment charges primarily related to lease asset impairments of $1 million, $2 million, $3 million and $6 million, respectively.
(d)Former parent legacy items and Loss (gain) on the early extinguishment of debt are recorded in Corporate and Other.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        19

Table 6c

REALOGY HOLDINGS CORP.
2020 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2020	2020	2020	2020	2020
Revenues
Gross commission income	$850	$919	$1,458	$1,442	$4,669
Service revenue	202	219	281	281	983
Franchise fees	71	85	133	130	419
Other	45	32	37	36	150
Net revenues	1,168	1,255	1,909	1,889	6,221
Expenses
Commission and other agent-related costs	630	685	1,105	1,107	3,527
Operating	368	320	380	405	1,473
Marketing	59	41	55	60	215
General and administrative	88	69	108	147	412
Former parent legacy cost, net	—	—	1	—	1
Restructuring costs, net	12	18	17	20	67
Impairments	477	63	70	72	682
Depreciation and amortization	45	46	43	52	186
Interest expense, net	101	59	48	38	246
Loss on the early extinguishment of debt	—	8	—	—	8
Other expense, net	—	—	—	(5)	(5)
Total expenses	1,780	1,309	1,827	1,896	6,812
(Loss) income before income taxes, equity in earnings and noncontrolling interests	(612)	(54)	82	(7)	(591)
Income tax (benefit) expense	(141)	(5)	36	6	(104)
Equity in earnings of unconsolidated entities	(9)	(36)	(53)	(33)	(131)
Net (loss) income	(462)	(13)	99	20	(356)
Less: Net income attributable to noncontrolling interests	—	(1)	(1)	(2)	(4)
Net (loss) income attributable to Realogy Holdings	$(462)	$(14)	$98	$18	$(360)

(Loss) earnings per share attributable to Realogy Holdings shareholders:
Basic (loss) earnings per share	$(4.03)	$(0.12)	0.85	0.16	(3.13)
Diluted (loss) earnings per share	$(4.03)	$(0.12)	$0.84	$0.15	$(3.13)
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	114.7	115.4	115.4	115.5	115.2
Diluted	114.7	116.2	116.7	118.2	115.2

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        20

Table 6d

REALOGY HOLDINGS CORP.
2019 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2019	2019	2019	2019	2019
Revenues
Gross commission income	$799	$1,310	$1,201	$1,020	$4,330
Service revenue	188	253	269	231	941
Franchise fees	70	112	108	96	386
Other	57	60	51	45	213
Net revenues	1,114	1,735	1,629	1,392	5,870
Expenses
Commission and other agent-related costs	575	955	875	751	3,156
Operating	380	390	388	373	1,531
Marketing	69	69	64	62	264
General and administrative	95	82	85	82	344
Former parent legacy cost, net	—	—	1	—	1
Restructuring costs, net	12	9	11	20	52
Impairments	1	2	240	28	271
Depreciation and amortization	49	50	50	46	195
Interest expense, net	63	81	66	40	250
Loss (gain) on the early extinguishment of debt	5	—	(10)	—	(5)
Total expenses	1,249	1,638	1,770	1,402	6,059
(Loss) income before income taxes, equity in earnings and noncontrolling interests	(135)	97	(141)	(10)	(189)
Income tax (benefit) expense	(35)	34	(22)	37	14
Equity in earnings of unconsolidated entities	(1)	(7)	(7)	(3)	(18)
Net (loss) income	(99)	70	(112)	(44)	(185)
Less: Net income attributable to noncontrolling interests	—	(1)	(1)	(1)	(3)
Net (loss) income attributable to Realogy Holdings	$(99)	$69	$(113)	$(45)	$(188)

(Loss) earnings per share attributable to Realogy Holdings shareholders:
Basic (loss) earnings per share	$(0.87)	$0.60	(0.99)	(0.39)	(1.65)
Diluted (loss) earnings per share	$(0.87)	$0.60	$(0.99)	$(0.39)	$(1.65)
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	114.0	114.3	114.3	114.3	114.2
Diluted	114.0	114.9	114.3	114.3	114.2

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        21

Table 7
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - FREE CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(In millions)
A reconciliation of net income (loss) attributable to Realogy Holdings to Free Cash Flow is set forth in the following table:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Realogy Holdings	$18	$(45)	$(360)	$(188)
Income tax (benefit) expense, net of payments	(3)	47	(104)	17
Interest expense, net	38	40	246	250
Cash interest payments	(76)	(80)	(209)	(210)
Depreciation and amortization	52	46	186	195
Capital expenditures	(26)	(41)	(95)	(119)
Restructuring costs and former parent legacy items, net of payments	11	5	26	5
Impairments	72	28	682	271
Loss (gain) on the early extinguishment of debt	—	—	8	(5)
Working capital adjustments	157	33	210	7
Relocation receivables (assets), net of securitization obligations	25	44	(35)	3
Free Cash Flow	$268	$77	$555	$226
A reconciliation of net cash provided by operating activities to Free Cash Flow is set forth in the following table:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$330	$141	$748	$371
Property and equipment additions	(26)	(41)	(95)	(119)
Net change in securitization	(37)	(23)	(99)	(26)
Effect of exchange rates on cash and cash equivalents	1	—	1	—
Free Cash Flow	$268	$77	$555	$226

Net cash used in investing activities	$(6)	$(42)	$(90)	$(128)
Net cash used in financing activities	$(199)	$(111)	$(402)	$(215)

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        22

Table 8a

NON-GAAP RECONCILIATION - SENIOR SECURED LEVERAGE RATIO
FOR THE YEAR ENDED DECEMBER 31, 2020
(In millions)
The senior secured leverage ratio is tested quarterly pursuant to the terms of the senior secured credit facilities*. For the trailing twelve-month period ended December 31, 2020, Realogy Group LLC was required to maintain a senior secured leverage ratio not to exceed 5.25 to 1.00. The senior secured leverage ratio is measured by dividing Realogy Group LLC's total senior secured net debt by the trailing four quarters EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement. Total senior secured net debt does not include the 7.625% Senior Secured Second Lien Notes, our unsecured indebtedness, including the Unsecured Notes, or the securitization obligations. EBITDA calculated on a Pro Forma Basis, as defined in the Senior Secured Credit Agreement, includes adjustments to Operating EBITDA for retention and disposition costs, non-cash charges and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the trailing twelve-month period. The Company was in compliance with the senior secured leverage ratio covenant at December 31, 2020 with a ratio of 1.70 to 1.00.
A reconciliation of net loss attributable to Realogy Group to Operating EBITDA and EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement, for the twelve months ended December 31, 2020 is set forth in the following table:

	For the Year Ended December 31, 2020
Net loss attributable to Realogy Group (a)	$(360)
Income tax benefit	(104)
Loss before income taxes	(464)
Depreciation and amortization	186
Interest expense, net	246
Restructuring costs, net	67
Impairments	682
Former parent legacy cost, net	1
Loss on the early extinguishment of debt	8
Operating EBITDA (b)	726
Bank covenant adjustments:
Pro forma effect of business optimization initiatives (c)	50
Non-cash charges (d)	35
Pro forma effect of acquisitions and new franchisees (e)	5
Incremental securitization interest costs (f)	3
EBITDA as defined by the Senior Secured Credit Agreement*	$819
Total senior secured net debt (g)	$1,395
Senior secured leverage ratio*	1.70	x
_______________
(a)Net loss attributable to Realogy consists of: (i) loss of $462 million for the first quarter of 2020, (ii) loss of $14 million for the second quarter of 2020, (iii) income of $98 million for the third quarter of 2020 and (iv) income of $18 million for the fourth quarter of 2020.
(b)Operating EBITDA consists of: (i) $32 million for the first quarter of 2020, (ii) $175 million for the second quarter of 2020, (iii) $313 million for the third quarter of 2020 and (iv) $206 million for the fourth quarter of 2020.
(c)Represents the twelve-month pro forma effect of business optimization initiatives.
(d)Represents the elimination of non-cash expenses including $39 million of stock-based compensation expense and $3 million for the change in the allowance for doubtful accounts and notes reserves less $5 million of other items and $2 million of foreign exchange benefits for the twelve months ended December 31, 2020.
(e)Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system as if these changes had occurred on January 1, 2020. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and independent sales agent recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of Operating EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2020.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        23

(f)Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2020.
(g)Represents total borrowings under the senior secured credit facilities (including the Revolving Credit Facility and Term Loan B Facility) and Term Loan A Facility and borrowings secured by a first priority lien on our assets of $1,732 million plus $32 million of finance lease obligations less $369 million of readily available cash as of December 31, 2020. Pursuant to the terms of our senior secured credit facilities, total senior secured net debt does not include our securitization obligations, 7.625% Senior Secured Second Lien Notes or unsecured indebtedness, including the Unsecured Notes.

* Our senior secured credit facilities include the facilities under our Amended and Restated Credit Agreement dated as of March 5, 2013, as amended from time to time (the "Senior Secured Credit Agreement"), and the Term Loan A Agreement dated as of October 23, 2015 (the "Term Loan A Agreement"), as amended from time to time. Our Senior Secured Second Lien Notes include our 7.625% Senior Secured Second Lien Notes due 2025.
On July 24, 2020, Realogy Group LLC entered into amendments to the Senior Secured Credit Agreement and Term Loan A Agreement (referred to collectively herein as the “2020 Amendments”), pursuant to which the senior secured leverage ratio (the financial covenant under such agreements) has been temporarily eased and certain other covenants have been temporarily tightened during the covenant period. See the Company's Current Report on Form 8-K filed on July 30, 2020 for additional information.
On January 27, 2021, Realogy Group LLC entered into amendments to the Senior Secured Credit Agreement and Term Loan A Agreement which, among other things, reduced the maximum permitted senior secured leverage ratio below the levels that had been permitted under the 2020 Amendments. See the Company's Current Report on Form 8-K filed on January 27, 2021 for additional information.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        24

Table 8b

NET DEBT LEVERAGE RATIO
FOR THE YEAR ENDED DECEMBER 31, 2020
(In millions)
Net corporate debt (excluding securitizations) divided by EBITDA calculated on a Pro Forma Basis, as those terms are defined in the senior secured credit facilities, for the year ended December 31, 2020 (referred to as net debt leverage ratio) is set forth in the following table:

	As of December 31, 2020
Revolver	$—
Term Loan A	684
Term Loan B	1,048
7.625% Senior Secured Second Lien Notes	550
4.875% Senior Notes	407
9.375% Senior Notes	550
Finance lease obligations	32
Corporate Debt (excluding securitizations)	3,271
Less: Cash and cash equivalents	520
Net Corporate Debt (excluding securitizations)	$2,751

EBITDA as defined by the Senior Secured Credit Agreement (a)	$819

Net Debt Leverage Ratio (b)	3.4	x
_______________
(a)See Table 8a for a reconciliation of Net loss attributable to Realogy Group to EBITDA as defined by the Senior Secured Credit Agreement.
(b)Net Debt Leverage Ratio is substantially similar to Consolidated Leverage Ratio (as defined under the indentures governing the 9.375% Notes and 7.625% Senior Secured Second Lien Notes), except that when the Consolidated Leverage Ratio is measured at March 31 of any given year, the calculation includes a positive $200 million seasonality adjustment to cash and cash equivalents. In addition, the indentures do not allow for the adjustment to Consolidated Net Income (as defined in the indentures) described in the asterisk footnote to Table 8a.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2020                        25

Table 9
Non-GAAP Definitions
Adjusted net income (loss) is defined by us as net income (loss) before mark-to-market interest rate swap adjustments, former parent legacy items, restructuring charges, the (gain) loss on the early extinguishment of debt, impairments, the tax effect of the foregoing adjustments. The gross amounts for these items as well as the adjustment for income taxes are presented.
Operating EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes, and other items that are not core to the operating activities of the Company such as restructuring charges, former parent legacy items, gains or losses on the early extinguishment of debt, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets. Operating EBITDA is our primary non-GAAP measure.
We present Operating EBITDA because we believe it is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, uses Operating EBITDA as a factor in evaluating the performance of our business. Operating EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe Operating EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, as well as other items that are not core to the operating activities of the Company such as restructuring charges, gains or losses on the early extinguishment of debt, former parent legacy items, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets, which may vary for different companies for reasons unrelated to operating performance. We further believe that Operating EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Operating EBITDA measure when reporting their results.
Operating EBITDA has limitations as an analytical tool, and you should not consider Operating EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:
•this measure does not reflect changes in, or cash required for, our working capital needs;
•this measure does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;
•this measure does not reflect our income tax expense or the cash requirements to pay our taxes;
•this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and this measure does not reflect any cash requirements for such replacements; and
•other companies may calculate this measure differently so they may not be comparable.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income attributable to Realogy Holdings and net cash provided by operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.